Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lipocine Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 9, 2026, on the audited consolidated financial statements of Lipocine Inc., which include the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes, which report appears in the December 31, 2025 annual report on Form 10-K of Lipocine Inc.

/s/ Tanner LLP

Salt Lake City, Utah

June 9, 2026